Consent of Independent Auditors
                         -------------------------------



The Board of Directors and Stockholders
WebFinancial Corporation:

We consent to incorporation by reference in the registration statement (No. 33-35606) on Form S-8 of WebFinancial Corporation of our report dated March 24, 2000, relating to the consolidated balance sheet of WebFinancial Corporation as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows, for the year ended December 31, 1999 and the eleven months ended December 31, 1998, which report appears in the December 31, 2000 annual report on Form 10-K of WebFinancial Corporation.

/s/ KPMG LLP

Salt Lake City, Utah
April 2, 2001